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Report of Independent Registered Public Accounting Firm

The Board of Managers and Members

NB Crossroads Private Markets Fund IV (TI) – Client LLC

In planning and performing our audit of the financial statements of NB Crossroads Private Markets Fund IV (TI) – Client LLC (the TI Fund) as of and for the period ended March 31, 2017, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the TI Fund’s internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the TI Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

The management of the TI Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the TI Fund’s annual or interim financial statements will not be prevented or detected on a timely basis.

In our report dated May 26, 2017, we reported that we noted no deficiencies in the TI Fund’s internal control over financial reporting and its operations that we considered to be a material weakness as defined above. Subsequent to the filing of the TI Fund’s Form N-SAR for its fiscal period ended March 31, 2017, management, when performing its internal reviews of scheduled payments, identified a material error in the calculation of the Distribution and Servicing Fee that was presented in the TI Fund’s financial statements for the period ended March 31, 2017. The error was the result of an over accrual of the Distribution and Servicing Fee that was based on operations for a full fiscal year period. Because the TI Fund commenced operations in November 2016, the accruals should have been for a shorter period of time. The overstatement of accrued expenses resulted in an understatement of the TI Fund’s net asset value. No expenses were actually paid by the TI Fund

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based on the overstatement of expenses payable. The TI Fund restated its March 31, 2017 financial statements to correct this error. The implementation of the process level and management review controls in place did not take into consideration the shorter period of time mentioned above and therefore were insufficient to ensure that the calculation of Distribution and Servicing Fees was reviewed and reflected appropriately in the financial statements. We have concluded that a material weakness in the TI Fund’s internal controls existed as the error was not prevented or detected on a timely basis and the financial statements were issued to members containing a material misstatement.

This report is intended solely for the information and use of management and the Board of Managers of NB Crossroads Private Markets Fund IV (TI) – Client LLC and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

May 26, 2017, except for the material weakness as to which the date is June 23, 2017